UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2005

Belden & Blake Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-20100	34-1686642
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Stoneham Road, North Canton, Ohio		44720
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-499-1660

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 3, 2005, James M. Vanderhider resigned as Chief Operating Officer of Belden & Blake Corporation ("Belden & Blake" or the "Company"). Mr. Vanderhider will continue to serve as President and Director of the Company. Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of EnerVest Management Partners, Ltd. ("EnerVest"), a Houston-based privately held oil and gas operator and institutional funds manager.

On October 3, 2005, the Board of Directors of the Company appointed Kenneth Mariani as its Senior Vice President and Chief Operating Officer. Mr. Mariani, 44, also serves as a Director of Belden & Blake and Vice President, Eastern Division for EnerVest. He has been with EnerVest since April 2000, based in EnerVest's Charleston, West Virginia office. He holds a degree in Chemical Engineering from the University of Pittsburgh, with a Petroleum option. He received his MBA degree from the University of Texas and is a Certified Professional Engineer. The Company does not anticipate entering into an employment agreement with Mr. Mariani.

On October 6, 2005, in a mutual agreement with the Company, Robert W. Peshek resigned as Senior Vice President and Chief Financial Officer of Belden & Blake. He will remain with the Company during a transition period. Mr. Peshek's resignation was not the result of a disagreement with the Company related to any financial or accounting issues.

October 6, 2005, the Board of Directors of the Company appointed James M. Vanderhider as its Chief Financial Officer. Mr. Vanderhider, 46, is the Executive Vice President and Chief Financial Officer of EnerVest and has been with EnerVest since March 1996. Mr. Vanderhider holds a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant. The Company does not anticipate entering into an employment agreement with Mr. Vanderhider.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Belden & Blake Corporation

October 7, 2005	By:	/s/ Frederick J. Stair

Name: Frederick J. Stair
Title: Vice President and Corporate Controller